EXHIBIT 99.2

                            FOR IMMEDIATE RELEASE

           Union Bankshares Announces Second Quarter Earnings and
                         Quarterly Dividend Payment

Morrisville, VT July 5, 2002 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended June 30, 2002 was $1.083 million or $.35 per share compared to $1.245 million or $.41 per share for the same period last year.

The decrease in interest rates between the second quarters of 2002 and 2001 narrowed the companies' interest margin. In addition, one-time costs related to the opening of Union Bank's new Fairfax office and an after-tax loss of $160,000 on the sale of foreclosed real estate reduced earnings. These were partially offset by a $19 million increase in loans outstanding and asset growth of $21 million.

A quarterly dividend of $.28 per share was declared on July 5, 2002 to shareholders of record July 15, 2002, payable July 18th.

Union Bank and Citizens Savings Bank and Trust Company are wholly-owned subsidiaries of Union Bankshares, Inc. offering deposit, loan, trust and commercial banking services in North Central Vermont. Combined, the banks operate from 12 banking offices and 27 ATM's in Vermont and a loan origination office in Littleton, NH.


This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development of technology, and the dependence on intellectual property rights. Investors are directed to the company's 2001 annual report, which is available from the company without charge for a more complete description of the company's business.